SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

Northern Lights Fund Trust II

Address of Principal Business Office (No. & Street, City, State, Zip Code):

4020 South 147th Street

Omaha, NE 68137

Telephone Number (including area code):  (402) 895-1600

Name and Address of Agent for Service of Process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X] No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the state of New York, on the 15th day of April, 2011.

Northern Lights Fund Trust II

/s/ Emile Molineaux

By:  Emile Molineaux, Sole Trustee

ATTEST:  /s/ Andrew Rogers

     By:  Andrew Rogers